Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney, 650 424-6803 elisha.finney@varian.com

Spencer Sias, 650 424-5782 spencer.sias@varian.com

For Immediate Release

VARIAN MEDICAL SYSTEMS EXPECTS FISCAL 2003 SECOND QUARTER EARNINGS TO EXCEED ESTIMATES; REPORTS STRONG NET ORDERS AND SALES

     Palo Alto, CA – April 8, 2003 – Varian Medical Systems, Inc. (NYSE:VAR) announced today that it expects earnings per diluted share for the second quarter of fiscal 2003 to be up by 35 to 40 percent over the $0.34 reported in the year-ago quarter, well ahead of its previous growth estimates of about 26 percent for the quarter. The better than expected earnings growth reflects a much stronger than anticipated recovery in the X-Ray Products business for the quarter. The company is also reporting continued strength in its Oncology Systems business. The strong quarter puts annual company earnings per diluted share for fiscal 2003 on track to grow by 29 to 31 percent over fiscal 2002 totals.

     The company reported that it expects its net orders for the second quarter to grow by about 27 percent over the year-ago quarter with healthy gains in both the X-Ray Products and Oncology Systems businesses. Company sales for the second quarter are expected to climb by about 20 percent over the year-ago quarter, and the backlog as of the end of the second quarter is estimated to be about 22 percent higher than the same time last year.

     “Our X-Ray Products business had its best sales quarter ever,” said Richard Levy, chairman, president, and CEO of Varian Medical Systems. “Second quarter net orders for our Oncology Systems business are expected to be in the range of 20 percent higher than year-ago totals, with North American net orders comprising about 66 percent of the total.”

     Varian Medical Systems is scheduled to announce its results for the second quarter at 1 p.m. PT on Wednesday, April 23, 2003 with a conference call to follow at 2 p.m. PT. The conference call can be accessed via the web at http://investor.varian.com or via telephone at 1-800-299-9086 for domestic calls with confirmation code 3407881 or 1-617-786-2903 for international calls with confirmation code 3407881.

VARIAN MEDICAL SYSTEMS EXPECTS FISCAL 2003 SECOND QUARTER EARNINGS TO EXCEED ESTIMATES; REPORTS STRONG NET ORDERS AND SALES	Page 2

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Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world’s leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,750 people who are located at manufacturing sites in North America and Europe and in its 50 sales and support offices around the world. In its most recent fiscal year ended September 27, 2002, Varian Medical Systems reported sales of $873 million. Additional information is available on the company’s investor relations web site at www.varian.com

Forward Looking Statements
Except for historical information, this news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technology such as IMRT; growth drivers; our orders, sales, backlog, or earnings growth; future financial results and any statements using the terms “expect,” “expected,” “estimated,” “on track,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include demand for our products; our ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; our ability to maintain or increase operating margins; our ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; our ability to protect our intellectual property; our reliance on sole or limited-source suppliers; the effect of Severe Acute Respiratory Syndrome (SARS) on travel; the impact of reduced or limited sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; our ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the effect of changes in accounting principles; the risk of operations interruptions due to events beyond our control; and the other risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.